Exhibit 99.2

Press Release

Safehold Executes Private Sale of Caret Units at a Valuation of $1.75 Billion

NEW YORK, February 15, 2022

Safehold Inc. (NYSE: SAFE), the creator and leader of the modern ground lease industry, announced that it has closed on the sale of 108,571 Caret Units and received a binding commitment for the purchase of 28,571 Caret Units for $24.0 million. Those 137,143 Caret Units equal 1.37% of the authorized Caret Units in Caret Ventures LLC, a subsidiary of Safehold, implying a total Caret Unit valuation of $1.75 billion.

The Caret Units were purchased by a diversified group of leading FinTech, PropTech, institutional and high net worth investors, including Ribbit Capital, Fifth Wall, Zigg Capital, a leading sovereign wealth fund, Kevin Durant and Michael Rubin’s family office.

“We have followed Safehold and its business strategy for many years and believe Caret represents a compelling investment with significant growth and upside potential,” explained Brad Griewe, managing partner of Fifth Wall. “Caret has the ability to harness the economic power of our communities and we are excited to partner with management and Safehold to help them realize on its full potential.”

“When we first launched Safehold, our primary goal was to demonstrate proof of concept that we could build and scale a modern ground lease platform,” added Jay Sugarman, Safehold’s Chairman and Chief Executive Officer. “Having recently closed our 100th ground lease, we are now in a position to highlight the value of our fast-growing portfolio by enabling sophisticated investors to participate directly in Caret. This initial Caret Unit sale is a key first step and marks an important milestone for Safehold by helping to unlock a meaningful component of value within the platform.”

Caret is structured to track and capture the Unrealized Capital Appreciation (“UCA”) in our portfolio, to the extent UCA is realized upon expiration of our ground leases, sale of our land and ground leases or certain other specified events. UCA stood at an estimated $8.1 billion as of December 31, 2021.

1114 Avenue of the Americas

New York, NY 10036

T 212.930.9400

E investors@safeholdinc.com

Safehold owns approximately 84% of the outstanding Caret Units following this sale. Safehold’s management team owns approximately 15% of the Caret Units, which were earned through a shareholder approved long-term incentive plan after having reached certain stock price hurdles.

An advisory board comprised of representatives from Ribbit Capital, Fifth Wall, Zigg Capital, and Michael Rubin’s family office will bring their unique perspectives to help maximize the value of Caret over time. As part of the sale, we are obligated to seek to provide a public market listing for the Caret Units within the next two years. If we are unable to achieve a public market liquidity event at a value in excess of the Investor’s basis, the Investors would have the option to cause us to redeem their Caret Units at their original purchase price.

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Having created the modern ground lease industry in 2017, Safehold continues to help owners of high quality multifamily, office, industrial, hospitality and mixed-use properties generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT) and is managed by its largest shareholder, iStar Inc., seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Steve Wylder

West Coast

310.315.5566

Tye Palonen

West Coast

310.954.1904

Greg Camia

Southeast

678.339.2014

Company Contact:

Jason Fooks
Senior Vice President
Investor Relations & Marketing
T: 212.930.9400
E: investors@safeholdinc.com

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@safeholdinc.com